January 18th, 2024

PRIVATE & CONFIDENTIAL

For the Board of Directors of SharpLink Gaming Ltd. (NASDAQ:SBET)
333 Washington Avenue North Suite 104 | Minneapolis, MN | 55401 | United States

We understand that SharpLink Gaming Ltd. (NASDAQ:SBET), an Israeli limited liability company, (the "Parent Seller" or "SBET"), and its wholly owned subsidiary SLG1 Holdings, LLC, a Delaware limited liability company, (collectively, the "Seller"), is entering into a Purchase Agreement with RSports Interactive, Inc., a Minnesota corporation, (the "Buyer" or "RSII"), (the "Equity Sale"), whereby the Buyer is acquiring all of the issued and outstanding shares of common stock or membership interests, as applicable, of certain Seller subsidiaries which own and operate the Seller's fantasy sports and free to play sports game development businesses.

- The subsidiaries being sold by the Seller include Sports Technologies, LLC; SHGN Acquisition Corp. ("SHGN") and Holdings Quin, LLC. SHGN owns all of the membership interests in SportsHub Operations, LLC; SportsHub Holdings, LLC; LeagueSafe Management, LLC; Virtual Fantasy Games Acquisition, LLC; SportsHub Regulatory, LLC; SportsHub Player Reserve, LLC; SportsHub Reserve LLC and SportsHub PA, LLC (collectively, the "Acquired Subsidiaries").
- At closing, the Buyer will pay to the Parent Seller $22.5M USD (the "Purchase Price").

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of such opinion, the Purchase Price to be paid by RSII for the Acquired Subsidiaries is fair, from a financial point of view, to SBET's common stockholders (the "Opinion").

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of SBET to enter into the Equity Sale. Our Opinion does not address the relative merits of entering into an Equity Sale as compared to any alternative business strategy that might exist for SBET.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, SBET has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Equity Sale.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests,

may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in SBET.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

- Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
- Reviewed various drafts of the Share Purchase Agreement;
- Reviewed SBET's publicly available last eight fiscal quarters of historical financial results, (Q4-2021 - Q3-2023) as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of SBET since January 2022;
- Reviewed publicly available financial information of SBET filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through January 12th, 2024;
- Reviewed a financial model of the Acquired Subsidiaries' future financial projections, including revenue, EBITDA, net income and free cash-flows) provided by the Company's management team;
- Conducted discussions with SBET's management team to better understand the Acquired Subsidiaries' near-term business prospects and near-term financials;
- Performed a discounted cash flow analysis layered onto the Company's financial model of the Acquired Subsidiaries provided;
- Performed a Public Company Comparable analysis of similar companies to the Acquired Subsidiaries, that included variables such as companies trading on a U.S. or European Stock Exchange, and have businesses in the Online Gaming sectors; and
- Performed a Premiums Paid Transaction analysis that reviewed the variance between purchase price paid and the market capitalization 1-day prior for public companies that met certain criteria. Those criteria included wherein another party is paying for greater than 50% of the equity value, public companies that trade on a Senior U.S. Exchange, and operate in the biotechnology/pharmaceutical sector.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of SBET to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of the Acquired Subsidiaries provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management team of SBET as to the future financial performance of the Acquired Subsidiaries without and subsequent to entering into an Equity Sale.

This Opinion is solely for the use of the Board of Directors of SharpLink Gaming Ltd. (NASDAQ:SBET), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to

Newbridge and its relationship with SBET may be included in, filings made by SBET with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to the stockholders of SBET.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Purchase Price to be paid by RSII for the Acquired Subsidiaries is fair, from a financial point of view, to SBET's common stockholders (the "Opinion").

Sincerely,

Newbridge Securities Corporation

DocuSigned by:
Chad Champion
9296874F36C3495...

Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking